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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                           _____________________

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                            ___________________


                                June 2, 1995
             (Date of Report; Date of Earliest Event Reported)


                         PRUDENTIAL REALTY TRUST
           (Exact Name of Registrant as specified in its Charter)


 Massachusetts                   1-8965                     22-6400284
(State of Incorporation)    (Commission File Number)      (IRS Employer
                                                       Identification No.)



Prudential Plaza, Newark, New Jersey                          07102
(Address of Principal Executive Offices)                    (Zip Code)


                             (201) 802-4302
             (Registrant's telephone no., including area code)




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Items 1-4.  Not Applicable.

Item 5.     Other Events.

            In continuation of the process that the Trust began in December, 1994 of evaluating all strategic options available to maximize the value of the Trust to its shareholders as the Trust approaches its scheduled liquidation date, the Trust entered into a Purchase and Sale Agreement (the "Agreement"), dated June 7, 1995, with Security Capital Industrial Trust, a Maryland real estate investment trust ("Buyer"), for the sale of the Trust's Park 100 property located in Indianapolis, Indiana ("Park 100"). The purchase price for Park 100 is $39.2 million, which is payable in cash (the "Purchase Price").

            The closing of the sale of Park 100 (the "Closing") is to occur no later than ten (10) days after the expiration of a 45-day due diligence period (such period to commence on the date of the Agreement), subject to extensions as provided therein. Closing is contingent upon the satisfactory completion of the due diligence review by Buyer and other customary conditions for transactions of this nature.

            Buyer deposited $1,000,000 in cash as earnest money ("Earnest Money") with an escrow agent on June 8, 1995. At and upon the Closing, the escrow agent will pay the Earnest Money, including interest thereon, if any, to Seller or to the party entitled to receive the Earnest Money in accordance with the terms of the Agreement.

            If all of the conditions to Buyer's obligations to purchase
Park 100 have been satisfied or waived by Buyer and if Buyer fails to consummate the transaction for any reason other than the Trust's default or the exercise by Buyer of an express right of termination as provided for in the Agreement, the Trust's sole remedy is to terminate the Agreement and to retain the Earnest Money as liquidated damages. If the Trust does not consummate the sale of Park 100 for any reason other than the default of Buyer or the exercise by Buyer of a right of termination as provided for in the Agreement, the Earnest Money will be refunded to Buyer. If Buyer terminates the Agreement due to certain circumstances set forth in the Agreement, the Trust shall reimburse Buyer for all out-of-pocket costs and expenses, including reasonable attorney's fees, incurred by Buyer up to a maximum reimbursement amount of $150,000 in connection with the preparation, negotiation and execution of the Agreement and Buyer's due diligence review of Park 100.




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            Buyer will retain $1,000,000 of the Purchase Price at the
Closing until the period for which any and all claims which could be subject to indemnification by the Trust has terminated (the "Holdback"). Pursuant to the terms of the Agreement, the Trust will indemnify Buyer for all Losses (as defined in the Agreement) incurred by Buyer as a result of any litigation pending or threatened before any court wherein an adverse judgment would (a) prevent consummation of any of the transactions contemplated in the Agreement, (b) cause any of such transactions to be rescinded following consummation or (c) adversely affect the right of Buyer to own and operate Park 100 or to achieve the benefits of the transaction. Such indemnity is not limited to the amount of the Holdback or to any other amount.

            In addition, on June 2, 1995, in furtherance of the Board's desire to comply with the long-standing policy and intent of the Trust and in accordance with the Declaration, the Board adopted a series of resolutions to effect the liquidation and termination of the Trust, effective immediately prior to completion of the sale of Park 100 (the "Resolutions"). The Resolutions, among other things, authorize certain officers of the Trust to sell Park 100 and to sell or otherwise liquidate the remaining Properties of the Trust upon such terms as may be approved by a majority of the Unaffiliated Trustees (as defined in the Declaration), and require that, after paying or adequately providing for the payment of all liabilities of the Trust, the Trustees shall distribute the remaining Trust Estate (as defined in the Declaration), in cash or in kind or partly each, among the shareholders of the Trust according to their respective rights under the Declaration.

            The sale of Park 100, together with the potential sales of the other two Trust properties at prices equal to the highest cash bids received to date, could result in a distribution to holders of Income Shares upon liquidation of approximately $5.00 per Income Share. There would be no available distribution to holders of Capital Shares. This assumes liquidation takes place in December 1995, and includes estimates for commissions and state and local taxes related to the sales, and other expenses related to the liquidation of the Trust.

            Copies of the Agreement and the Resolutions are filed as Exhibits 2.1 and 2.2 hereto, respectively, and are incorporated herein by reference. The foregoing




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descriptions of the Agreement and the resolutions are qualified in their entirety by reference to the text of such documents.

Item 6.   Not Applicable.

Item 7.   Financial Statements,
          Pro Forma Financial Information and Exhibits.

 (a)-(b)  Not applicable.

     (c)  Exhibits Required by Item 601 of Regulation S-K.

 Exhibit
   No.

   2.1 Purchase and Sale Agreement, dated June 7, 1995, among Prudential Realty Trust and Security Capital Industrial Trust.
   2.2 Resolutions of the Board of Trustees of Prudential Realty Trust, dated June 2, 1995, adopting a Plan of Complete Liquidation.

Item 8.   Not Applicable



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                                 SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of

1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: June 20, 1995


                              PRUDENTIAL REALTY TRUST



                              By: /s/ James W. McCarthy
                                 Name: James W. McCarthy
                                 Title: Vice President, Comptroller,
                                        and Principal Accounting Officer




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                               EXHIBIT INDEX


 Sequential
 Exhibit No.     Description                                      Page No.

   2.1 Purchase and Sale Agreement, dated June 7, 1995, among Prudential Realty Trust and Security Capital Industrial Trust.
   2.2 Resolutions of the Board of Trustees of Prudential Realty Trust, dated June 2, 1995, adopting a Plan of Complete Liquidation.